Sun Life Insurance and Annuity Company of New York
Insurer Address: One Sun Life Executive Park, Wellesley Hills, MA 02481

Company/Owner Name ______________________________________________________________________________
The Company/Owner listed above (the “Owner”) intends to purchase a life insurance policy or policies on the life of the Proposed Insured listed below.  In advance of any policy issuance or material increase, the Proposed Insured will be notified in writing of the maximum total amount of insurance to be purchased at the time the policy or policies are issued.

PROPOSED INSURED CONSENT FORM

I understand that the Owner listed above has decided to implement a corporate owned life insurance program (“Program”) which purchases life insurance coverage (“coverage”) on the lives of its employees to offset and/or recapture the cost of providing employee benefits.

Under this Program, I understand that:

(a)
I must be informed in writing that coverage is being obtained, prior to the commencement of coverage on my life.  Furthermore, at the time my employment terminates, I must be notified of my right to discontinue such coverage.  I understand that such notification is not required if I possess a present or prospective right to receive any of the benefits under an employee benefit plan being financed, in whole or in part, by such life insurance coverage;

(b)	I must provide consent in writing to the coverage.

(c) I have the right to withdraw my consent and to discontinue the coverage at any time by providing written notification to the Company.

❒   I consent to the purchase of life insurance on my life by the Owner.  I understand that the Owner will be the owner and beneficiary of the policy.  I understand that any benefits from such life insurance are payable to the Owner, and that I have no ownership or beneficial interest or rights in the life insurance.

❒   I do not consent to the purchase of life insurance on my life

The maximum amount of insurance that will be purchased on my life at the time the policy or policies are issued is $______________.

Proposed Insured Information

1.  Proposed Insured’s Name _____________________________________________________  2.  Male ❒      Female ❒

3.  Date of Birth  ______ - ______ - ______      4.  Age ______     5. Social Security Number ______ - ______ - ______

QUESTIONS

6.	During the past 3 months, has the Proposed Insured, been actively at work on a full-time basis, at least 30 hours per week in a normal capacity, and not been absent for more than five consecutive
days due to illness or medical treatment?                                                                                                                                                   YES  ❒      NO  ❒
           If no, give details:
           _____________________________________________________________________________
           ______________________________________________________________________________
7.	Has the proposed Insured used tobacco (cigarettes, cigars, chewing tobacco, pipe, etc.) or any other substance containing nicotine, including Nicorette gum, within the past twelve months?
If yes, please list type and number of each product used per day:                                                                                                                                                      YES  ❒ NO ❒
                _______________________________________________________________________________

8. In the past 10 years, has the Proposed Insured been treated for:
Any disorder of the heart or blood vessels, tumor or cancer, diabetes, stroke, or any disorder of the blood, lungs, kidneys, drug or alcohol use, depression or been diagnosed or treated by a doctor or
other medical practitioner for Acquired Immune Deficiency Syndrome (AIDS)?         YES  ❒ NO ❒
If yes, give details:
             ______________________________________________________________________________
             ______________________________________________________________________________
  ______________________________________________________________________________

AGREEMENT and AUTHORIZATION
I agree that all statements and answers in this consent form are true and complete to the best of my knowledge and belief.   This
consent form shall be attached to and form a part of any policy of insurance issued.  [As long as I continue to work for the Owner, the
 Insurer can change the Amount of Insurance in accordance with the Owner’s written request to change such Amount.  Each change shall be subject to the Insurer’s underwriting limitations and requirements then in effect, including but not limited to my being actively at work at the time of the change.]  I authorize the Owner listed above to release any information it has on me or my health to the Insurer.  This information may be used to determine eligibility for insurance.

Signature of Proposed Insured  ___________________________________________

Authorization for Release and Disclosure of Underwriting Information

I hereby authorize any: (a) physician, health care provider, medical professional, hospital, clinic, or other medical or health care related facility or service; (b) insurance company; (c) state department of motor vehicles; (d) consumer reporting agency; or (e) the Medical Information Bureau, Inc., to disclose or furnish to the Underwriting Department of Sun Life Insurance and Annuity Company of New York (together, the “Insurer”) their subsidiaries, affiliates, third party administrators, and reinsurers, any and all information relating to me. I understand that such information may include records relating to my physical or mental condition such as diagnostic tests, physical examination notes and treatment histories.

Upon written request, the MIB will arrange disclosure of any information it may have about you in its files.  If you question the accuracy of information in your file you may contact the Medical Information Bureau, Inc. at P.O. Box 105, Essex Station, Boston, Massachusetts 02112 (telephone 781-426-3660).  You may seek to have MIB correct information in your file pursuant to the Federal Fair Credit Reporting Act.

 I understand that the Insurer will use the information it obtains to determine if I am eligible for life insurance coverage with the Insurer and to determine the premium to be paid for such coverage.

 I hereby authorize the Insurer to disclose any information it obtains about me to the Medical Information Bureau, Inc. or any other life insurance company with which I do business.  I understand that the Insurer will not disclose information it obtains about me except as authorized by this Authorization, as may be required or permitted by law or as I may further authorize.  I understand that if information is re-disclosed as permitted by this Authorization, it may no longer be protected by applicable federal privacy law.

I understand that: (a) this Authorization shall be valid for twenty-four (24) months from the date I sign it; (b) I may revoke it at any time by providing written notice to Underwriting Department of the Insurer, subject to the rights of any person who acted in reliance on it prior to receiving notice of its revocation; and (c) my authorized representative and I are entitled to receive a copy of the Authorization upon request.  The address of the Insurer is provided on page one (1).

A copy of this Authorization shall be as valid as the original.

           Signed At   _______________________________________                                                                                                                     ___________________________________________________

Signature of Proposed Insured

 Date          ______________________________

2008 45/13 – Consent NY XGI EBP                               Page  of 2